                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 4)(1)

                              TREND MINING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      COMMON STOCK, NO PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                ASHER B. EDELMAN
                            C/O THE EDELMAN COMPANIES
                                717 FIFTH AVENUE
                            NEW YORK, NEW YORK 10022
--------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICE AND COMMUNICATIONS)

                               - with copies to -

                              MARGO L. LEVINE, ESQ.
                    TANNENBAUM HELPERN SYRACUSE & HIRSCHTRITT
                          900 THIRD AVENUE - 13TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 508-6700

                                DECEMBER 17, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.

                  Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


--------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                  Page 2 of 12 Pages

----------------------------------------                                        --------------------------------------


--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          EDELMAN VALUE PARTNERS, L.P.
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)

--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          WC
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE, USA
--------- ------------------------------------------------------------------------------------------------------------

      NUMBER OF     7.    SOLE VOTING POWER          0
       SHARES
    BENEFICIALLY    ----  ---------------------------------------------------------------------------------------------
      OWNED BY
        EACH        8.    SHARED VOTING POWER        629,300
     REPORTING
    PERSON WITH     ----- ---------------------------------------------------------------------------------------------

                    9.    SOLE DISPOSITIVE POWER     0

                    ----- ---------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER   629,300

--------- -------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  629,300

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     2.09%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          PN
--------- ------------------------------------------------------------------------------------------------------------
                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 3 of 12 Pages

----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          EDELMAN VALUE FUND, LTD.
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)


--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          WC
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          BRITISH VIRGIN ISLANDS
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       7.     SOLE VOTING POWER          0
      SHARES
  BENEFICIALLY
     OWNED BY       ----- --------------------------------------------------------------------------------------------
       EACH
    REPORTING       8.    SHARED VOTING POWER         0
   PERSON WITH
                    ----- --------------------------------------------------------------------------------------------

                    9.    SOLE DISPOSITIVE POWER      0
                    ----- --------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER    0

--------- ------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     0

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     0%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          CO
--------- ------------------------------------------------------------------------------------------------------------
                                           * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 4 of 12 Pages

----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ASHER B. EDELMAN
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)


--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          PF, AF
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       7.    SOLE VOTING POWER             492,400
      SHARES
  BENEFICIALLY
     OWNED BY       ----- --------------------------------------------------------------------------------------------
      EACH
    REPORTING       8.    SHARED VOTING POWER           1,304,300 (comprised  of shares owned by Edelman Value
   PERSON WITH            Partners,  L.P., LT II Partners,  L.P., Edelman Family Partnership and Asher B. Edelman and
                          Associates LLC)
                    ----- --------------------------------------------------------------------------------------------

                    9.    SOLE DISPOSITIVE POWER        492,400

                    ----- --------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER      1,304,300 (comprised  of  shares  owned  by  Edelman  Value
                          Partners,  L.P., LT II Partners,  L.P., Edelman Family Partnership and Asher B. Edelman and
                          Associates LLC)

--------- ------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      1,847,700 (comprised of shares owned by
          Asher B. Edelman,  Edelman Value Partners, L.P., LT II Partners, L.P., Edelman Family Partnership and Asher
          B. Edelman and Associates LLC)

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     6.13%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          IN
--------- ------------------------------------------------------------------------------------------------------------
                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 5 of 12 Pages

----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          LT II PARTNERS, L.P.
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)


--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          WC
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE, USA
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       7.    SOLE VOTING POWER          0
      SHARES
   BENEFICIALLY
     OWNED BY       ----- --------------------------------------------------------------------------------------------
       EACH
    REPORTING       8.     SHARED VOTING POWER       426,000
   PERSON WITH
                    ----- --------------------------------------------------------------------------------------------

                    9.    SOLE DISPOSITIVE POWER     0

                    ----- --------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER   426,000

--------- ------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  426,000

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     1.41%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          PN
--------- ------------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 6 of 12 Pages
----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          EDELMAN FAMILY PARTNERSHIP
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)


--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          PF
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE, USA
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       7.    SOLE VOTING POWER          0
      SHARES
   BENEFICIALLY     ----- --------------------------------------------------------------------------------------------
     OWNED BY       8.    SHARED VOTING POWER        300,000
       EACH
     REPORTING      ----- --------------------------------------------------------------------------------------------
    PERSON WITH
                    9.    SOLE DISPOSITIVE POWER     0

                    ----- --------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER   300,000

--------- ------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  300,000

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     0.99%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          PN
--------- ------------------------------------------------------------------------------------------------------------
                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 7 of 12 Pages
----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ASHER B. EDELMAN AND ASSOCIATES LLC
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)

--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          INAPPLICABLE
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          TURKS AND CAICOS
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       7.     SOLE VOTING POWER          0
      SHARES
   BENEFICIALLY     ----- --------------------------------------------------------------------------------------------
     OWNED BY
       EACH         8.     SHARED VOTING POWER        426,000 (comprised of shares owned by LT II Partners,
    REPORTING              L.P. and Asher B. Edelman and Associates LLC)
   PERSON WITH
                    ----- --------------------------------------------------------------------------------------------

                    9.    SOLE DISPOSITIVE POWER      0

                    ----- --------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER    426,100 (comprised of shares owned by LT II Partners, L.P. and
                          Asher B. Edelman and Associates LLC)

--------- ------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     426,000 (comprised of shares owned by LT
          II Partners, L.P. and Asher B. Edelman and Associates LLC)

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     1.41%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          OO
--------- ------------------------------------------------------------------------------------------------------------
                                          * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 8 of 12 Pages
----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          A. B. EDELMAN MANAGEMENT COMPANY, INC.
--------- ------------------------------------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a) X
                                                                                                           (b)


--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
4.        SOURCES OF FUNDS


          INAPPLICABLE
--------- ------------------------------------------------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK, USA
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       7.
      SHARES              SOLE VOTING POWER          0
   BENEFICIALLY
     OWNED BY       ----- --------------------------------------------------------------------------------------------
       EACH         8.    SHARED VOTING POWER        629,300
    REPORTING
   PERSON WITH                                     (SHARES OWNED BY EDELMAN VALUE PARTNERS, L.P.)

                    ----- --------------------------------------------------------------------------------------------

                    9.    SOLE DISPOSITIVE POWER     0

                    ----- --------------------------------------------------------------------------------------------

                    10.   SHARED DISPOSITIVE POWER   629,300

                                                   (SHARES OWNED BY EDELMAN VALUE PARTNERS, L.P.)

--------- ------------------------------------------------------------------------------------------------------------

11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         629,300

                                                   (SHARES OWNED BY EDELMAN VALUE PARTNERS, L.P.)

--------- ------------------------------------------------------------------------------------------------------------

12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     2.09%

--------- ------------------------------------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON*

          CO
--------- ------------------------------------------------------------------------------------------------------------
                                          * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------                                        --------------------------------------

CUSIP No.                                                                                Page 9 of 12 Pages
----------------------------------------                                        --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
15.       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          IRVING GARFINKEL, AS CUSTODIAN FOR CHRISTOPHER ASHER EDELMAN UTMA/NY
--------- ------------------------------------------------------------------------------------------------------------
16.       CHECK THE APPROPRIATE BOX IF A  GROUP*                                                           (a)
                                                                                                           (b) X


--------- ------------------------------------------------------------------------------------------------------------
17.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
18.       SOURCES OF FUNDS

          INAPPLICABLE

--------- ------------------------------------------------------------------------------------------------------------
19.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)



--------- ------------------------------------------------------------------------------------------------------------
20.       CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
--------- ------------------------------------------------------------------------------------------------------------

    NUMBER OF       21.   SOLE VOTING POWER          165,000
      SHARES
   BENEFICIALLY     ----- --------------------------------------------------------------------------------------------
     OWNED BY
       EACH         22.   SHARED VOTING POWER        0
    REPORTING
   PERSON WITH      ----- --------------------------------------------------------------------------------------------

                    23.   SOLE DISPOSITIVE POWER     165,000

                    ----- --------------------------------------------------------------------------------------------

                    24.   SHARED DISPOSITIVE POWER   0

--------- ------------------------------------------------------------------------------------------------------------

25.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  165,000

--------- ------------------------------------------------------------------------------------------------------------

26.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

--------- ------------------------------------------------------------------------------------------------------------

27.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11     0.05%

--------- ------------------------------------------------------------------------------------------------------------

28.       TYPE OF REPORTING PERSON*

          IN
--------- ------------------------------------------------------------------------------------------------------------
                                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------                            --------------------------

CUSIP No.                                                 Page 10 of 12 Pages

--------------------------                            --------------------------

ITEM 1   SECURITY AND ISSUER
------   -------------------

         Title of Class of Securities
         ----------------------------

         Common Stock, no par value per share (the "Shares")

         Name and Address of Issuer
         --------------------------

         Trend Mining Company (the "Issuer")
         4881 East Shoreline Drive
         Post Falls, Idaho 83854

This Amendment No. 4 (the "Amendment") is being filed, with respect to the Shares of the Issuer, a Montana corporation, by:

         (i)      Mr. Asher B. Edelman,

         (ii) Edelman Value Partners, L.P., a Delaware limited partnership ("Edelman Value Partners"),

         (iii) Edelman Value Fund, Ltd., a British Virgin Islands corporation ("Edelman Value Fund"),

         (iv) Asher B. Edelman and Associates LLC, a Turks and Caicos limited liability company ("Edelman Associates"),

         (v) LT II Partners, L.P., a Delaware limited partnership ("LT II Partners"),

         (vi) Edelman Family Partnership, a Delaware partnership ("Edelman Family Partnership"),

         (vii) A.B. Edelman Management Company, Inc., a New York corporation ("Edelman Management"), and

         (viii) Irving Garfinkel, as custodian for Christopher Asher Edelman UTMA/NY.

(Such entities and individuals are collectively referred to herein as the "Reporting Persons").

This Amendment No. 4 amends the Schedule 13D filed by the Reporting Persons on February 13, 2001, as amended by Amendment No. 1 filed by the Reporting Persons on June 18, 2001, Amendment No. 2 filed by the Reporting Persons on November 7, 2002 and Amendment No. 3 filed by the Reporting Persons on November 3, 2003.

The purpose of this Amendment is to reflect the sale and distribution of Shares.

--------------------------                     ---------------------------------

CUSIP No.                                              Page 11 of 12 Pages

--------------------------                     ---------------------------------

ITEM 5   INTEREST IN SECURITIES OF THE ISSUER
------   ------------------------------------

The aggregate percentage of the outstanding shares of Common Stock reported owned by each Reporting Person is based upon 30,163,874 Shares outstanding as reported in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 filed on August 18, 2003.

(a) Item 5(a) is hereby amended and restated as follows: As of the close of business on December 17, 2003:

         (i) Edelman Value Partners beneficially owns 629,300 Shares which constitute approximately 2.09% of the outstanding
Shares.

         (ii) Edelman Management owns no Shares. However, as sole General Partner of Edelman Value Partners, it may be deemed by the provisions of Rule 13d-3 of the rules promulgated under the Exchange Act of 1934 (the "Exchange Act Rules") to beneficially own the 629,300 Shares held by Edelman Value Partners which constitute approximately 2.09% of the outstanding Shares.

         (iii) Edelman Value Fund distributed, in the form of a dividend, 693,100 shares to its stockholders. As of December 17, 2003, Edelman Value Fund owns no Shares.

         (iv) LT II Partners beneficially owns 426,000 Shares which constitute approximately 1.41% of the outstanding Shares.

         (v) Edelman Associates owns no Shares. However, as the Investment Manager of LT II Partners, it may be deemed under the provisions of Rule 13d-3 of the Exchange Act Rules to beneficially own the 426,000 Shares that are held by LT II Partners which constitute approximately 1.41% of the outstanding Shares.

         (vi) Edelman Family Partnership beneficially owns 300,000 Shares which constitute approximately 0.99% of the outstanding Shares.

         (vii) Irving Garfinkel, custodian for Christopher Asher Edelman UTMA/NY, beneficially owns 165,000 Shares which constitute approximately 0.51% of the outstanding Shares.

         (viii)   Asher B. Edelman owns 543,040 Shares directly.  In addition,

                  (A) as the Managing Member of Edelman Associates, which is the Investment Manager of Edelman Value Fund and LT II Partners, and

----------------------------                     -------------------------------

CUSIP No.                                                Page 12 of 12 Pages

----------------------------                     -------------------------------

              (B)  as the General Partner of Jacobson Family Investments,

Mr. Edelman may be demed, under the provisions of Rule 13d-3 of the Exchange Act Rules, to be thebeneficial owner of

                   (1)    the 629,300 Shares held by Edelman Value Partners,

                   (2)    the 426,000 Shares held by LT II Partners, and

                   (3)    the 300,000 Shares held by Edelman Family Partnership.

Such shares, comprising a total of 1,898,700 Shares in the aggregate (including the Shares held directly by Mr. Edelman), constitute approximately 6.29% of the outstanding Shares.

(c)      Item 5(c) is hereby amended and restated as follows:

Mr. Edelman sold the Shares in the open market on the dates and for the prices per share listed below:

Date                           # of Shares sold            Price per Share
----                           ----------------            ---------------

December 11, 2003                   21,000                     $0.303
December 12, 2003                   20,000                     $0.290
December 12, 2003                   10,000                     $0.300



SIGNATURE
---------
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           December 17, 2003
                                           -----------------------------
                                                (Dated)

                                           /s/ Asher B. Edelman
                                           -----------------------------
Asher B. Edelman, for himself and as attorney-in-fact for each of Edelman Value Partners, L.P., Edelman Value Fund, Ltd., LT II Partners, L.P., Edelman Family Partnership, Asher B. Edelman & Associates LLC. and A.B. Edelman Management Company, Inc.

                                           /s/ Irving Garfinkel
                                           -----------------------------
                                           Irving Garfinkel, as Custodian for
                                           Christopher Asher Edelman
                                           UTMA/NY